Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Charles Marentette, Senior Director of Investor Relations
(612) 291-6184 or charles.marentette@bestbuy.com

Best Buy’s Second-Quarter Net Earnings
Rise 47% to $188 Million,
or $0.37 per Diluted Share

Gross profit rate improvement funds added investments in customer centricity, new stores

Second-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Aug. 27, 2005	Aug. 28, 2004 (As Reported)[1]	Aug. 28, 2004 (As Adjusted) [2]
Revenue	$6,702	$6,080	$6,080
Comparable store sales % gain[3]	3.5%	4.3%	4.3%
Gross profit as % of revenue	25.5%	24.2%	24.2%
SG&A as % of revenue	21.6%	20.2%	20.8%
Operating income as % of revenue	3.9%	4.0%	3.4%
Diluted EPS	$0.37	$0.30	$0.26

1 Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on operating income or net earnings.

2 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.  The as adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data.  However, the company believes this information provides comparability of its fiscal 2006 financial results (which include stock-based compensation expense) with the results for the prior year.

3 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

NOTE: The company completed a three-for-two stock split effected in the form of a 50% stock dividend distributed on Aug. 3, 2005.  All share and per share information reflects this split.

MINNEAPOLIS, Sept. 13, 2005 – Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $188 million, or $0.37 per diluted share, for the fiscal second quarter, which ended on Aug. 27, 2005.  Net earnings increased 47 percent as compared with $127 million, or $0.26 per diluted share, for the second quarter of the prior year had Best Buy expensed stock-based compensation as it does in the current fiscal year.

“Second-quarter earnings were at the top end of the range of our guidance. Consumers continued to prefer the shopping experience offered by our stores and online sites,” said Brad Anderson, vice chairman and CEO of Best Buy. “Our employees continued to execute well for customers, despite the significant amount of activity in the quarter aimed at driving changes to our business model.”

“We can satisfy customers only if we satisfy our employees as well, and I’m pleased with our progress with changing our store culture and management style,” Anderson added. “Every day more employees are empowered to find new ways to create a differentiated, end-to-end shopping experience for customers.”

Comparable Store Sales % Gain – By Segment

	Three Months Ended		Six Months Ended
Segment	Aug. 27, 2005	Aug. 28, 2004	Aug. 27, 2005	Aug. 28, 2004
U.S. Best Buy	3.8%	4.4%	4.2%	6.3%
Magnolia Audio Video	3.5%	6.8%	2.5%	5.0%
Domestic Segment	3.8%	4.4%	4.1%	6.3%
International Segment	0.9%	3.0%	1.9%	5.0%
Total	3.5%	4.3%	3.9%	6.2%

North America’s leading consumer electronics retailer reported that revenue increased 10 percent to $6.7 billion, driven by the opening of new stores and a comparable store sales gain of 3.5 percent. U.S. Best Buy stores reported revenue of $6.0 billion and a second-quarter comparable store sales gain of 3.8 percent, reflecting a higher average transaction than in the prior year’s second quarter. The rise in the average transaction reflected continued customer interest in larger-ticket items such as MP3 players, notebook computers and flat-panel TVs. In addition, consumers purchased fewer CDs and DVDs, which are lower priced.  Magnolia Audio Video, a retailer of high-end consumer electronics, had revenue of $33 million, similar to its revenue for the prior year’s quarter. Magnolia Audio Video reported a comparable store sales gain of 3.5 percent, which was offset by the closure of two stores in the past year. The company’s international stores, comprised of Future Shop and Best Buy stores in Canada, generated revenue of $705 million, including the opening of new stores and a comparable store sales gain of 0.9 percent for the quarter, which was driven by a modest increase in the average transaction.

	Revenue Mix Summary		Comparable Store Sales by Product Group
	Three Months Ended		Three Months Ended
Product Group	Aug. 27, 2005	Aug. 28, 2004	Aug. 27, 2005	Aug. 28, 2004
Consumer Electronics	41%	38%	11.4%	9.0%
Home Office	36%	37%	(0.7)%	2.7%
Entertainment Software	16%	18%	(7.2)%	2.0%
Appliances	7%	7%	10.9%	(1.6)%
Total	100%	100%	3.5%	4.3%

Note: All periods presented reflect the reclassification of MP3 players into the consumer electronics product group from the home office product group.

The company saw the largest comparable store sales gain in MP3 players, flat-panel TVs, notebook computers and digital cameras. Declines in the average selling prices of these products have continued to drive strong unit volume growth. These strong-selling products more than offset the declines of product categories such as analog televisions, desktop computers, DVDs, CDs and telephones. “To date, the increasing affordability of our key product categories and the strength of our retail team have enabled us to grow our business despite macro-economic factors such as rising gas prices,” Anderson said.

As shown above, Best Buy’s revenue mix for the second quarter of fiscal 2006 reflected an increase for the consumer electronics product group. The consumer electronics product group, which represented 41 percent of revenue for the quarter, posted an 11.4 percent comparable store sales gain for the quarter and led the company’s results again.  Within this group, flat-panel televisions enjoyed triple-digit comparable store sales growth as customers continued to experience the benefits of this platform, resulting in unit increases that more than offset lower average selling prices.  Total television comparable store sales grew by mid-single-digits as digital television gains more than offset declines from analog TVs. The consumer electronics product group continued to be supported by triple-digit gains in comparable store sales from MP3 players, which benefited from increased assortment and availability, and low-double-digit growth in digital imaging, reflecting expanded assortments as well as new displays installed last fall. The results from these strong growth areas were partially offset by declines in comparable store sales for satellite TV systems and certain home audio products.

Home office products, representing 36 percent of the quarter’s revenue, reported a comparable store sales decline of 0.7 percent for the second quarter. Low-double-digit comparable store sales increases for notebook computers reflected expanded assortments and further customer interest in the benefits of portable technology. These results were offset by comparable store sales declines in monitors and desktop computers as well as telephones. During the quarter, U.S. Best Buy store locations collectively added nearly 1,000 Geek Squad agents as more consumers look for computer support.  At the end of the quarter, the Geek Squad was represented by a total of more than 9,400 total agents providing in-home, in-store and over-the-phone computer support.

The entertainment software product group, which comprised 16 percent of revenue for the second quarter, declined 7.2 percent on a comparable store sales basis. Continued softness in the performance of new releases in music and movies drove the decline in this product group. Mid-single-digit growth in comparable store sales of video gaming products offset some of the decline.

Appliances represented 7 percent of revenue and reported a comparable store sales gain of 10.9 percent. The growth from the appliances product group was led by high-single-digit comparable store sales growth in major appliances, reflecting an expansion of the company’s improved appliance assortments and labor model to more stores. In addition, a hot summer drove a strong double-digit comparable store sales gain in air-conditioning products.

During the second quarter of fiscal 2006, the company opened 15 U.S. Best Buy stores, including one 45,000-square-foot store, twelve 30,000-square-foot stores and two 20,000-square-foot stores. It also opened four stand-alone Geek Squad stores in the quarter. In addition, the company opened two Canadian Best Buy stores and one Future Shop store in its international segment.  At the end of the second quarter, the company operated 694 Best Buy stores, 20 Magnolia Audio Video stores and 10 stand-alone Geek Squad stores in the United States; it also operated 34 Best Buy stores and 116 Future Shop stores in Canada. For the trailing 12 months, the company opened 96 new stores and closed three stores.

Expansion in Operating Profit Fueled by Continued Gross Profit Rate Gains

The gross profit rate for the second quarter was 25.5 percent of revenue, up from a gross profit rate of 24.2 percent of revenue for the second quarter of the prior year. The gross profit rate improvement for the quarter was driven by the continued expansion of computer services and benefits from pricing and sourcing activities.

The company’s selling, general and administrative expense rate was 21.6 percent of revenue for the second quarter, compared with 20.8 percent for the prior year’s second quarter, including stock-based compensation expense. The increase in the SG&A rate was driven by the operational costs associated with expanding the services business across the chain and using the customer-centric operating model at more stores (which the company refers to as segmented stores, since they are designed to appeal to specific customer segments). Transformation costs — including preparations for launching additional segmented stores and the reorganization of field leadership in the quarter to support the changes — also added to the SG&A expense rate. In addition, infrastructure costs related to the development of new systems to support store operations and supply chain initiatives contributed to the increase. For comparison purposes, the company noted that the second quarter of fiscal 2005 included $39 million of pretax charges associated with asset impairments, legal settlements and the outsourcing of IT services.

The company reported net interest income of $18 million for the second quarter of fiscal 2006, an increase of $17 million compared with the same period last year. The gain was primarily driven by higher interest rates and increased short-term investments.

The company’s effective income tax rate declined to 32.7 percent for the second quarter of fiscal 2006, compared with 38.1 percent for the same period one year ago. The decline was due primarily to higher levels of tax-exempt interest, increased income-tax benefits associated with foreign operations, and the resolution of certain state income tax matters.

Segmented Stores’ Results Spawn Decision to Convert Additional Stores in FY06

The company today reported the collective results of U.S. Best Buy stores converted to its customer-centric operating model, which the company refers to as segmented stores. Segmented stores operating during the quarter reported a second-quarter comparable store sales gain more than double the chain. In addition, the segmented stores also delivered a higher operating income rate and operating income dollars versus last year. Based on the success of these segmented stores, the company today announced that it now anticipates converting a fourth wave of approximately 50 segmented stores as early as February 2006. The company currently operates 187 stores under the customer-centricity operating model, and a wave with 58 segmented stores is expected to be completed by the end of October. As a result of the additional store conversions and the opening of new stores as segmented stores, the company now expects to begin the next fiscal year with at least 350 segmented stores. (For more information on segmented store counts, please refer to the company’s Web site.)

“We believe that this new approach, which helps us engage with our customers differently, is essential to Best Buy’s success,” Anderson said. “In the coming years, more products will become digital and more homes will become networked. The increased complexity in the business will require more complex labor in our stores and additional services capabilities, which we are now building. Yet the transformation is not easy, and I’d like to thank employees for delivering solid earnings growth despite the high level of store conversion activity in the quarter.”

Company Increases Expectations for FY06 New Store Openings

“In order to press our competitive advantage, we now plan to open approximately 72 new U.S. Best Buy stores during the fiscal year,” Anderson said. Previously, the company reported plans to open 60 U.S. Best Buy stores, which had been its rhythm for the past few years. The company said that these new store openings are in addition to 14 new Best Buy Canada and six new Future Shop store openings scheduled for fiscal 2006.

Company Reiterates Guidance for Annual Earnings Growth of Approximately 26%

The company reported that it continues to expect earnings from continuing operations for the fiscal year ending Feb. 25, 2006, to be in the range of $2.07 to $2.17 per diluted share, an increase of approximately 26 percent, reflecting stock-based compensation on a comparable basis.  The company also continues to expect revenue for fiscal 2006 of approximately $30 billion. That figure includes a comparable store sales gain of 3 to 5 percent for the second half of the fiscal year, resulting in a comparable store sales gain of approximately 4 percent for the fiscal year. These expectations exclude the potential direct impact from Hurricane Katrina, which affected 15 Best Buy stores and more than 1,000 employees in the Gulf Coast. Nine of the stores re-opened quickly, and four are expected to re-open by the end of September. The re-opening dates for two stores remain undetermined.

The company also provided its initial earnings guidance for the third quarter of fiscal 2006. The company said it expects earnings per diluted share of 28 to 32 cents for the fiscal third quarter, compared with earnings per diluted share of 25 cents in the prior year’s period if Best Buy had expensed stock-based compensation. The company stated that its earnings guidance for the quarter assumed a comparable store sales gain of 3 to 5 percent. It also anticipates a modest improvement in the operating income rate, compared with last year’s period, including a gross profit rate improvement more modest than in the first half of the fiscal year.

Darren Jackson, executive vice president - finance and CFO, said, “We are encouraged by our performance for the first half of the year. Our activities to improve gross profit allowed us to invest in substantive longer-term changes to our operating model, while increasing year-over-year earnings by 63 percent. In the second half of the year, we expect to differentiate ourselves from the competition by increasing our investment in converting stores to our customer-centric operating model, opening new stores and continuing to build our services business.”

 “We are very encouraged by the traction we are gaining on our transformation efforts, and are energized as we accelerate this work,” Jackson said. “We believe that the improvements in our business model will enable us to continue delivering significant earnings growth for the year, despite the additional investments we’re making in customer centricity and new store openings. Our wider range for comparable store sales reflects our current view of the macro economy for the second half. We continue to remain confident in the potential of our business model changes.”

Best Buy Repurchases $54 Million in Common Stock

During the second quarter, Best Buy repurchased 1.1 million shares of its common stock at an average price of $49.56 per share for a total of approximately $54 million. At the end of the second quarter of fiscal 2006, the company had $1.3 billion remaining under the $1.5 billion authorization for share repurchases created in April.  Fiscal year-to-date, the company has repurchased approximately $261 million in common stock, up from $150 million for the same period last year.

The company on July 26, 2005, paid a dividend of 11 cents per share (on a pre-split basis), or $36 million in the aggregate, which was a 10-percent increase compared with the dividend paid in the prior year’s second quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Daylight Time on Sept. 13, 2005. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 870 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuyCanada.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

Domestic Second-Quarter Performance Summary1

(U.S. dollars in millions)

	Quarter Ended
	Aug. 27, 2005	Aug. 28, 2004 (As Reported)[2]	Aug. 28, 2004 (As Adjusted) [3]
Revenue	$5,997	$5,506	$5,506
Comparable store sales % gain[4]	3.8%	4.4%	4.4%
Gross profit as % of revenue	25.7%	24.3%	24.3%
SG&A as % of revenue	21.5%	19.9%	20.6%
Operating income	$255	$239	$202
Operating income as % of revenue	4.3%	4.3%	3.7%

1 The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

2 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

3 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied SFAS No. 123 in fiscal 2005.

4 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

International Second-Quarter Performance Summary1

(U.S. dollars in millions)

	Quarter Ended
	Aug. 27, 2005	Aug. 28, 2004 (As Reported)[2]	Aug. 28, 2004 (As Adjusted)[3]
Revenue	$705	$574	$574
Comparable store sales % gain[4]	0.9%	3.0%	3.0%
Gross profit as % of revenue	23.9%	23.3%	23.3%
SG&A as % of revenue	23.1%	22.8%	22.9%
Operating income	$6	$3	$2
Operating income as % of revenue	0.8%	0.5%	0.4%

1 The international segment is comprised of Future Shop and Best Buy operations in Canada.

2 Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income, net earnings, financial position or cash flows.

3 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied SFAS No. 123 in fiscal 2005.

4 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	Aug. 27, 2005	Aug. 28, 2004 (As Reported)	Aug. 28, 2004 (As Adjusted)[1]
Revenue	$6,702	$6,080	$6,080
Cost of goods sold	4,991	4,610	4,610
Gross profit	1,711	1,470	1,470
Gross profit %	25.5%	24.2%	24.2%
Selling, general and administrative expenses	1,450	1,228	1,266
SG&A %	21.6%	20.2%	20.8%
Operating income	261	242	204
Net interest income	18	1	1
Earnings from continuing operations before income tax expense	279	243	205
Income tax expense	91	93	78
Effective tax rate	32.7%	38.1%	38.1%
Net earnings	$188	$150	$127

Basic earnings per share [2]	$0.38	$0.31	$0.26

Diluted earnings per share [2]	$0.37	$0.30	$0.26

Dividends declared per common share [2]	$0.07	$0.07	$0.07

Basic weighted average common shares outstanding (in millions) [2]	491.2	487.1	487.1

Diluted weighted average common shares outstanding (in millions) [2]	509.1	502.7	498.8

1 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.  The as adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data.  However, the company believes this information provides comparability of its fiscal 2006 financial results (which include stock-based compensation expense) with the results for the prior year.

2 Reflects the three-for-two stock split effected Aug. 3, 2005.  All share and per share information reflects this split.

Note:  Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on operating income or net earnings.

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Six Months Ended
	Aug. 27, 2005	Aug. 28, 2004 (As Reported)	Aug. 28, 2004 (As Adjusted)[1]
Revenue	$12,820	$11,559	$11,559
Cost of goods sold	9,551	8,778	8,778
Gross profit	3,269	2,781	2,781
Gross profit %	25.5%	24.1%	24.1%
Selling, general and administrative expenses	2,769	2,355	2,428
SG&A %	21.6%	20.4%	21.0%
Operating income	500	426	353
Net interest income	31	1	1
Earnings from continuing operations before income tax expense	531	427	354
Income tax expense	173	163	135
Effective tax rate	32.6%	38.1%	38.1%
Net earnings	$358	$264	$219

Basic earnings per share [2]	$0.73	$0.54	$0.45

Diluted earnings per share [2]	$0.71	$0.53	$0.45

Dividends declared per common share [2]	$0.15	$0.13	$0.13

Basic weighted average common shares outstanding (in millions) [2]	491.2	487.1	487.1

Diluted weighted average common shares outstanding (in millions) [2]	507.5	503.4	496.4

1 As adjusted results reflect the impact of expensing stock-based compensation, as if the company had applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal 2005.  The as adjusted financial data is considered a non-GAAP financial measure and is not preferable to GAAP financial data.  However, the company believes this information provides comparability of its fiscal 2006 financial results (which include stock-based compensation expense) with the results for the prior year.

2 Reflects the three-for-two stock split effected Aug. 3, 2005.  All share and per share information reflects this split.

Note:  Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on operating income or net earnings.

 – Balance Sheets Follow –

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Aug. 27,	Aug. 28,
	2005	2004
ASSETS
Current assets
Cash & cash equivalents	$798	$656
Short-term investments	2,027	1,313
Receivables	389	328
Merchandise inventories	3,250	2,987
Other current assets	378	312
Total current assets	6,842	5,596
Net property & equipment	2,523	2,251
Goodwill	529	485
Tradename	42	38
Long-term investments	122	41
Other assets	201	233
TOTAL ASSETS	$10,259	$8,644

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,760	$2,698
Accrued liabilities	1,744	1,599
Current portion of long-term debt	12	11
Total current liabilities	4,516	4,308
Long-term liabilities	380	257
Long-term debt	540	478
Shareholders’ equity	4,823	3,601
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$10,259	$8,644

Note:  Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on operating income or net earnings.

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